Exhibit 10.38

AMENDMENT NO. 2 TO TRANSACTION DOCUMENTS

THIS AMENDMENT ("Amendment No. 2"), is entered into on April 27, 2016 ("Effective Date"), by and between CANNASYS, INC., a Nevada corporation ("CannaSys"), and EMA FINANCIAL, LLC, a Delaware limited liability company ("EMA") and amends the 12% Convertible Note issued by CannaSys to EMA on or about October 14, 2015, in the original principal amount of $28,000 (the "Note"), and the Securities Purchase Agreement entered into by and between CannaSys and EMA on or about October 14, 2015 (the "SPA").

Recitals

A. On or about February 2, 2016, CannaSys and EMA amended the Note and SPA to, among other items, increase the interest rate from 10% to 12% per annum, increase the lookback period for conversion price calculation from twenty-five (25) to thirty-five (35) days, and increase the principal amount of the Note to $30,800 to reflect an increase in Original Issue Discount ("OID") of $2,800 ("Amendment No. 1").

B. CannaSys and EMA desire to amend the Note and SPA, as amended, and each have agreed to execute and deliver this Amendment No. 2 on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, upon the foregoing recitals, which are incorporated herein by reference, and for and in consideration of the mutual covenants and conditions in this Amendment No. 2 and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Note. The Note is hereby amended to incorporate the following additional terms:

(a) Principal Balance. Concurrent with the execution of this Amendment No. 2 the principal balance of the Note is increased to $33,300 to reflect the increase in OID of $2,500.

(b) Section 1,1. EMA shall not submit a Notice of Conversion to CannaSys prior to May 1, 2016.

(c) Section 1.2. Notwithstanding anything contained therein, the conversion price will be the lower of: (i) $0.75 or, (ii) the lowest sale price for the Common Stock during the 35 consecutive Trading Days immediately preceding May 1, 2016, or (iii) the formula as drafted in Section 1.2 (which reflect the Amendment No. 1 changes).

2. Except as amended hereby, the Note and SPA shall continue in full force and effect in accordance with its terms.

3. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Note or SPA as applicable.

4 This Amendment No. 2 shall be construed in accordance with the laws of the state of New York without regard to conflict of laws rules that would result in the application of the substantive laws of another jurisdiction.

5. The parties may deliver this Amendment No. 2 by fax or email and may execute it in counterparts, each of which will be an original and both of which will constitute the same instrument. An electronically-stored copy or photocopy of the original, executed Amendment No. 2 will be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date set forth above.

CANNASYS, INC.	EMA FINANCIAL, LLC

By: /s/ Michael A. Tew	By: /s/ Felicia Preston
Name: Michael A. Tew	Name: Felicia Preston
Title: CEO	Title: Director